Exhibit 107

Calculation of Filing Fee Tables

Form S-3

PROCESSA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Security Type(1)	Security Class Title	Fee Calculation Rule		Amount Registered(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	—		—	—	—	—	—
Equity	Preferred Stock, $0.0001 par value per share	—		—	—	—	—	—
Other	Warrants	—		—	—	—	—	—
Other	Units(4)	—		—	—	—	—	—
Unallocated (Universal) Shelf	—	457(o	)	—	—	$50,000,000	0.00014760	$7,380
Total Offering Amounts								$7,380
Total Fees Previously Paid								-
Net Fee Due								$7,380

(1)         Represents securities that may be offered and sold from time to time in one or more offerings by Processa Pharmaceuticals, Inc.

(2)         There are being registered under this registration statement such indeterminate number of shares of common stock and preferred stock; such indeterminate number of warrants to purchase common stock and/or preferred stock; and such indeterminate number of units as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $50.0 million. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar events.

(3)         The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.

(4)         Each unit will represent an interest in two or more securities, which may or may not be separable from one another.